Exhibit 10.9
Trunz Water Systems AG Technologie Center Ahornstrasse 1 CH-9323 Steinach Phone +41(0) 71 447 85 45 Fax +41(0) 71 447 85 46 trunzwatersystems.com

Global Cooperation Partner Agreement

between

Trunz Water Systems AG, Technologie Center, Ahornstrasse 1, CH-9323 Steinach, Switzerland hereinafter referred to as Supplier

and

Quest Water Solutions Inc., represented by Mr. John Balanko, 2030 Marine Drive, Suite 302, North Vancouver, BC V7PIV7, Canada

hereinafter referred to as Dealer.

Preliminary note

The Supplier is an enterprise that manufactures in Switzerland under the name Trunz Water System, a device to produce energy and clean water. The Dealer desires to enter into a Dealership agreement with the Supplier for the geographic area as defined in Annex 2.

Supplier hereby grants to the Dealer the right to sell and distribute the Trunz Water Systems under the following terms and conditions:

1.   Definitions

1.1	"Product" means all products from Trunz Water System and Quest Water Solutions including all mountings according to the description and specification according to Annex 1.

1.2	"Distribution" means the marketing, promoting. selling and shipping of product within the"Contract Area".

1.3	"Contract area means the area according to Annex 2.

2.   Volume of the contract

       The Supplier agrees to sell to the Dealer within the "Contract Area

3.   Legal status of the Dealer

3.1
The Dealer agrees to sell and distribute the product through its own sales and distribution network at its own expense and the Dealer is an independent contractor and is not and shall not be considered as an agent of the Supplier.

3.2
For markets outside of the °Contract Area", the Dealer agrees to sell and distribute the product through the existing distribution network of the Supplier. If this network is not existing, the Dealer can suggest a distribution partner for the specific market to the Supplier.

3.3
The Dealer intends to distribute some products under the brand "Trunz Water Systems" and agrees for these products to acknowledge Trunz as the prime supplier in all sales and promotional material. Supplier will have the right of approval of the literature and advertising material used to promote these product.

3.4	The Dealer is allowed to distribute products under the brand of "Quest Water Solution" withinthis contract, as long as a major part of water purification system is being manufactured by the Supplier.

4.   Rights to the Product

Dealer agrees that this agreement does not pertain to and shall not be considered as a transfer to the Dealer by the Supplier of any patents rights, branding rights, trademarks, and copyrights of the Supplier and vice versa for both parties.

5.    Advertising and marketing

5.1
The Dealer agrees to aggressively market, sell, and distribute the Product throughout the "Contract Area". Sales strategy, market development, and advertising shall be at the sole discretion of the Dealer, The Dealer shall every 6 months provide to the Supplier a report concerning its marketing strategy for the current and coming year. All advertising and marketing costs are the responsibility of the Dealer.

5.2
The Supplier agrees to provide the Dealer upon request and without charge manuals, promotional or advertising materials created by the Supplier which concern the Products under the brand of "Trunz Water Systems".

6.    Sales Arrangements

6.1
The Dealer agrees for the duration of this agreement:

- to maintain a sales network

- to maintain adequate stock of service parts and materials to support the product.

- to organise customer and warranty service to the retail customer.

- to recruit professional sales staff and service personnel as needed.

6.2	The Dealer agrees not to market, sell or distribute the Product from Trunz Water Systems outside of the "Contract Area without the expressed approval of the supplier.

7.   Technical Advice

7.1
The Supplier agrees to co-operate with the Dealer and provide to the Dealer without charge all necessary technical advice and know-how concerning the Product in order to assist the Dealer in the sale, marketing, and distribution of the Product within the 'Contract Area".

7.2
The Dealer agrees to provide the name and address of all buyers of the Product. Should the Dealer become aware of any new devices or products that are  related to water purification the Dealer will inform the Supplier of such new devices or products.

8.    Patents / trade mark rights and exclusive rights

The Product is covered and protected by the Supplier's pending patent application no. 00665/08 for Switzerland. The Supplier is the owner of the trade name Trunz Water Systems. No rights to the patents or the trade name are in any way transferred to the Dealer by this agreement. This paragraph applies vice versa for both parties.

9.    Non-Competition

9.1
The Dealer agrees that he will not manufacture, market, sell, or distribute any product that is in direct competition with the Trunz Water System within its "Contract Area" other than the products sold under the brand "Quest Water Solution" and produced by Supplier.

9.2	In case the Dealer decides to participate in a tender within the contract area, the Supplier agrees not to support any other company in the same tender.

10. Price

10.1	The price of the product will be in CHF. For an example see current price list Annex 3 which is attached hereto.

10.2
The price for the Product is valid for a minimum period of six months. Changes in the pace for the Product will be communicated to the Dealer in writing a minimum of 60 days before the price changes will become effective.

11. Delivery conditions

11.1	Delivery of the Product to the Dealer shall be ex works, Steinach, Switzerland the Supplier's place of business in Switzerland.

11.2	Freight, packaging, and insurance costs are not included in the price and will be charged as extra expense.

11.3	All customs duties and/or taxes shall be the sole responsibility of the Dealer.

11.4	General conditions of sale of Trunz Water Systems AG are part of this contract, see Annex 4.

12.  Payment conditions

12.1
The invoice is payable as follows: 60% of the total amount with the purchase order, 20% of the total amount with announcement of shipment from Sleinach (Switzerland) and the balance 60 days after issuing the Airwaybill or Bill of Lading.

Alternatively the agreed payment terms in the specific quotation will be valid.

12.2	Payments with a total volume exceeding CHF 100'000.- shall be secured by an irrevocable letter of credit issued by an internationally accepted bank.

12.3	Place for payment of the product is Switzerland.

13. Warranty and liability

13.1
The supplier hereby warranties for one year, 45 days after issuing the Airwaybill or Bill of Lading, that the Products which were manufactured and shipped by the Supplier to the Dealer pursuant to this agreement conform to the advertised plans and specifications of the Supplier, and the Products are in good working order and are free from all manufacturing defects.

14. Product liability insurance

Both the Supplier and the Dealer shall carry product liability insurance to protect against personal injury and property damage to a third person. Each party shall disclose to the other annually proof of insurance.

15. Confidentiality

15.1
The parties agree to hold in confidence and not disclose to persons outside of their respective businesses the terms of this agreement or any trade or business secrets, which are disclosed to each other in confidence. Information necessary for legal or financial reasons may be disclosed to bankers or attorneys for the parties.

15.2
The parties to this agreement shall use their best efforts to establish procedures to protect the confidentiality of the business and trade secrets disclosed to each other, and inform and educate their employees concerning the necessity to maintain the confidentiality of the business and trade secrets disclosed by the parties.

16. Assistance against unfair Competition and Infringement of Patents

The parties agree to inform each other of any anti-competitive business practices or infringement of patents, trademarks or trade name of the other to which they become aware. The Supplier agrees to prosecute any infringement of its patents to which he becomes aware. The Dealer, in its sole discretion, may assist the Supplier in the prosecution or defence of its patents, trade name or trademark within the "Contract Area". This paragraph applies vice versa for both parties.

17. Continuation and validity of the contract

17.1
The contract becomes effective after a first order of at least a Demo unit within 3 months after signing this contract and payment accordingly to the order. This contract is valid for a period of two years. This agreement will automatically be renewed for one year annually unless it is cancelled by either party. Written notice of cancellation must be served upon the other party no later than six (6) months before the expiration date.

18. Duties at contract expiration

18.1	The orders which have not been shipped at the ending of the contractual relationship will be completed by the supplier pursuant to the conditions of this contract.

18.2
Upon the termination of this agreement as provided herein, the Dealer will return to the Supplier all documents pertaining to the trade secrets and know-how affecting the Products subject to this agreement whether the documents were provided by the Supplier or developed by the Dealer. This paragraph applies vice versa for both parties.

19. Miscellaneous Provisions

19.1
In case from "Force Majeure, especially a shortness of raw materials and or energy, war, fire, damages or breakdowns of companies, official measures, a break in the transport, work stoppages, or strike by workers, the involved contracting party will be released from his obligations of this contract without liability for any damages for breach of this agreement.

19.2
The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

19.3
Failure of any of the parties. hereto to enforce any of the provisions of this Agreement or any rights with respect thereto or to exercise any election provided for therein, shall in no way be considered a waiver of such provisions, rights, or election or in any way to affect the validity of this Agreement. No term or provision hereof shall be deemed waived and no breach excused, unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented. The failure by any of the parties hereto to enforce any of said provisions, rights, or elections shall not preclude or prejudice other provisions, rights, or elections which it may have under this Agreement. Any consent by any party to, or waiver of, a breach by the other, whether express or implied, shall not constitute a consent or waiver of, or excuse for any other, different or subsequent breach. All remedies herein conferred upon any party shall be cumulative and no one shall be exclusive of any other remedy conferred herein by law or equity.

19.4
This Agreement shall be binding not only upon the parties hereto, but also upon without limitations thereto, their assignees, successors, heirs, devices, divisions, subsidiaries, officers, directors and employees.

20. Applicable law

The interpretation and enforcement of the terms of this agreement shall be according to the laws of Switzerland.

21. Jurisdiction

As exclusive jurisdiction CH-St. Gallen will be agreed.

22. Changes and additions

This agreement once executed may only be modified or the terms changed if written, signed and dated by both parties.

Trunz Water Systems AG	Quest Water Solutions